UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 7, 2012

VOXX INTERNATIONAL CORPORATION
(formerly known as Audiovox Corporation)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01    Entry into a Material Definitive Agreement.

On February 7, 2012, VOXX International Corporation, through a wholly-owned German subsidiary (the “Company”), entered into a definitive agreement to acquire Car Communication Holding GmbH and its worldwide subsidiaries (collectively, “Hirschmann”). Hirschmann, which is headquartered in Neckartenzlingen, Germany, is a leading supplier of communications and infotainment solutions, primarily to the automotive market.

The Company will acquire all of the outstanding stock of Hirschmann for a total consideration of €85 million, subject to certain contingencies and adjustments, plus related transaction fees and expenses (the “Agreement”). Hirschmann will become a wholly-owned subsidiary of the Company. The purchase price will be paid out of existing cash and a new revolving credit facility and term loan from Wells Fargo Bank, N.A.

The Agreement contains representations, warranties and covenants that are customary for a transaction of this size and nature. The completion of the acquisition is subject to customary closing conditions and regulatory approvals. The Company anticipates closing the transaction in March 2012.

Item 8.01    Other Events

On February 9, 2012, VOXX International Corporation issued a press release announcing that it had entered into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished under Item 8.01, including Exhibits 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Exhibits

Exhibit No.	Description

99.1	Press Release dated February 9, 2012, relating to the Company's acquisition of Hirschmann, Inc. (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX INTERNATIONAL CORPORATION
(Registrant)

Date: February 9, 2012
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer